Exhibit 99.1

HECKMANN CORPORATION

ANNOUNCES CLOSING OF $250,000,000 SENIOR NOTES DUE 2018

Pittsburgh, PA – April 10, 2012 – Heckmann Corporation (NYSE: HEK) (“Heckmann”) today announced that it has closed its previously announced offering of $250,000,000 in aggregate principal amount of 9.875% senior notes due 2018 in a private placement to qualified institutional buyers within the United States and to non-U.S. persons outside of the United States. The senior notes were issued at a price of 99.442% of their principal amount.

A portion of the net proceeds from the senior notes offering will be used to finance the $227.5 million cash portion of the purchase price of Heckmann’s previously announced acquisition of TFI Holdings, Inc. and Thermo Fluids Inc. (collectively, “TFI”), with the remaining net proceeds to be used to repay debt under its existing credit facility.

The senior notes have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. The senior notes are eligible for resale by the initial purchasers thereof, pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) is a services-based company focused on total water solutions for shale or “unconventional” oil and gas exploration and, following the acquisition of TFI, environmental services and waste recycling solutions. Heckmann’s water solutions segment is called Heckmann Water Resources, or HWR, and includes water disposal, trucking, fluids handling, treatment and pipeline transport facilities, and water infrastructure services for oil and gas exploration and production companies. Through these operations, HWR offers an integrated and efficient full service water program for hydraulic fracturing operations. Following the acquisition of TFI, Heckmann’s environmental services and waste recycling solutions segment will be called Heckmann Environmental Services, or HES, and will be a “one-stop” shop of collection and recycling services for waste products, including used motor oil, wastewater, spent antifreeze, used oil filters and parts washers.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements related to the offering, the expected use of the net proceeds and Heckmann’s proposed acquisition of TFI, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in Heckmann’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Do not rely on any forward-looking statement, as Heckmann cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated. Heckmann makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Investor Relations Contact:

Brandi Piacente

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com